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                                                                       EXHIBIT 5

                        [Letterhead of Baker & McKenzie]





                                                               February 12, 1999


Nabors Industries, Inc.
515 West Greens Road
Suite 1200
Houston, Texas  77067

Ladies and Gentlemen:

                  We have acted as counsel to Nabors Industries, Inc., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of up to 6,606,038 shares of Common Stock, par value $.10 per share (the "Common Stock"), pursuant to the Agreement and Plan of Merger, dated as of October 19, 1998, as amended as of January 15, 1999 and February 12, 1999 (the "Merger Agreement"), by and among the Company, Nabors Acquisition Corp. VII, a wholly-owned subsidiary of the Company ("Acquisition Sub"), and Bayard Drilling Technologies, Inc. ("Bayard"). Pursuant to the Merger Agreement, Acquisition Sub will be merged with and into Bayard, which shall be the surviving corporation, and each share of common stock of Bayard shall be automatically converted into shares of Common Stock and cash and each outstanding warrant and option of Bayard shall be assumed by the Company, all as more particularly described in the Registration Statement.

                  We have reviewed executed copies of the Merger Agreement and we have examined originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

                  Based upon our examination, we are of the opinion that:

                  (i) The shares of Common Stock covered by the Registration Statement to be issued in respect of shares of common stock of Bayard, when issued in accordance with the terms of the Merger Agreement, will be legally issued, fully paid and non-assessable.

                  (ii) The shares of Common Stock covered by the Registration Statement which may be issued from time to time upon the exercise of the options and warrants issued by Bayard and to be assumed by the Company pursuant to the Merger Agreement will, upon



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Nabors Industries, Inc.
February 12, 1999
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         payment of the exercise price in accordance with the applicable warrant or option agreement, and assuming no change in the applicable law or facts, be legally issued, fully paid and nonassessable.

                  We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, this firm does not hereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ Baker & McKenzie

HMB/GG